Exhibit 10.26

Escalade, Incorporated

Schedule of Director Compensation

Each independent director of Escalade, Incorporated currently is entitled to receive an annual cash retainer of $25,000. Each member of the Audit Committee is entitled to receive an additional annual fee of $5,000 except for the Audit Committee Chairman who is entitled to receive $15,000. Each member of the Compensation Committee is entitled to receive an additional annual fee of $3,000 except for the Compensation Committee Chairman who is entitled to receive $10,000. Members of the Audit Committee and Compensation Committee receive additional fees of $1,000 per committee meeting attended in excess of six and four meetings respectively. Mr. Robert Griffin, the Chairman of the Board, is entitled to receive an annual cash retainer of $88,889. All independent directors and Mr. R. Griffin are entitled to receive an additional fee of $1,000 per board meeting attended in excess of eight meetings per year. In 2009, and continuing through 2010, the independent directors and Mr. R. Griffin have all volunteered to take a 10% reduction in all fees in which they are entitled to receive. Beginning with the first quarterly payment for 2011, the 10% reduction in fees was eliminated and payment resumed at the full scheduled amount. In 2011, each of the independent directors and Mr. R. Griffin received an annual stock option award of 7,500 shares with a one year vesting.

Under the terms of the Escalade, Incorporated 2007 Incentive Plan, directors can elect to receive some or all of the fees earned in shares of the Company’s common stock or in the form of RSU’s which vest after one year. In 2011, there were 26,965 shares of common stock issued pursuant to the plan. In 2011, directors R. Griffin and White opted to receive 100% of the fees they were entitled to in the form of common stock. Director Baalmann received a combination of cash and stock. Directors Williams and Savitsky received their fees in cash.

Directors Keller and Patrick Griffin are full-time employees of the Company and receive no board fees in connection with their service on the Company’s Board of Directors.